iPrint Technologies Announces Nasdaq Determination to Delist Securities

SANTA CLARA, Calif., Sept. 26, 2002 (PRIMEZONE) -- iPrint Technologies, inc. (Nasdaq:IPRT) today reported that it has received notice from Nasdaq of Nasdaq's determination to delist iPrint's securities from the Nasdaq SmallCap Market, because the Company does not comply with Nasdaq Marketplace Rules. Accordingly, the Company's securities will be delisted from the Nasdaq SmallCap Market at the opening of business on October 2, 2002. In light of iPrint's recent proposal to transfer all or substantially all of the Company's assets through an assignment for the benefit of creditors, it is expected that iPrint will not appeal Nasdaq's decision or seek continued listing on the Nasdaq stock market. The Company also intends to terminate its status as a reporting company with the SEC as soon as legally permitted.

Although there can be no assurance, following the delisting, the Company's Common Stock may be traded on the OTC Bulletin Board. Even if prices are reported on the OTC Bulletin Board, there can be no assurance that there will be a market maker for the Company's securities or that an active market will develop.

For information about iPrint, please visit http://www.iPrintTech.com.

iPrint is a registered trademark of iPrint Technologies, inc. Other marks are property of their respective owners.

Forward-looking statements contained in this release involve a number of uncertainties, risks and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements to materially differ. In particular, there is no assurance that there will be any market for iPrint securities following the delisting by Nasdaq or if there is such a market that it will continue following the completion of the proposed assignment for the benefit of creditors transaction or for any period. Investors and security holders are urged to read the final proxy statement regarding the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by iPrint with the Securities Exchange Commission at the Commission's web site at http://www.sec.gov.

CONTACT:   iPrint Technologies, inc.
                        Sonya Chan, Director of Communications
                        (650) 298-8500, ext. 2581
                        SChan@iPrint.com